Exhibit (c)(64)

ProjectSlidingRock: BoardMeeting F E B R U A RY 2 1 , 2018

Table of Contents Executive Summary Appendix A: AMGP Acquisition of AM Analysis Appendix B: AR Share Buyback Analysis 2

ExecutiveSummary M O R G A N S TA N L E Y & J . P. M O R G A N

Executive Summary 4 Executive Summary • Shareholders of Antero have made requests for management and the Board to consider and evaluate potential measures to remedy two perceived issues: –Perceived valuation discount and relative underperformance of AR versus its Appalachian peers –Shareholder “mis-alignment”, primarily referring to the IDR value stream being held outside of the AR family • JPM and MS have been working with management to analyze potential actions through the lenses of: –Potential benefits to shareholders of AR, AMGP and AM –Potential to address shareholder concerns • Though our analysis is ongoing, we want to highlight two potential actions which, in combination, appear to meet these criteria –Consolidation of midstream entities via AMGP buying AM –Appears financially attractive to AMGP and AM shareholders and solves a key mis-alignment issue for AR shareholders –AR share buyback of $500MM+, effected over two years –Sizable enough to be meaningful while preserving leverage at 2.0x for 2019 and beyond –Potential use of proceeds to fund buyback from early monetization of water earn-out payments

Upstream and Midstream Sector Trends 5 Midstream • Lower commodity prices, slowing growth, and slowing producer activity have generally resulted in distribution cuts, lower MLP unit prices, and materially higher yields over the past 3 years • In response, many investors (particularly retail) have exited the space in search of other yield-oriented investments (REITs, utilities, etc.), materially reducing equity capital market access for even the largest MLPs • Institutional investors in the midstream space have become increasingly focused on distribution stability, ability to self-fund the business plan, elimination of IDRs / simpler structures, and more conventional valuation metrics (i.e. EV / EBITDA vs yield plus growth) – MLPs have responded by reducing distribution growth to build coverage and reduce capital markets reliance as well as by simplifying corporate structures (repurchasing IDRs or intra-family mergers) Upstream • Recovery in oil prices not matched by natural gas, and investors are generally skeptical regarding a catalyst for gas-levered operators • Frustrated investors clamoring for free cash flow, shareholder returns and capital discipline over production growth – In the last six months, 6 firms have announced share repurchase programs and 5 have added or increased dividend programs • Increased scrutiny of executive compensation and to some degree governance – All topics directly addressed by Antero at its Analyst Day • Operational execution increasingly separating winners and losers in the eyes of investors • Investors also expressing belief in value of intra-basin consolidation, although social issues and bid / ask on premia still impede activity

Heightened Shareholder Activism Across Oil & Gas

- Material increase in activist activity over the past 18 months across the oil and gas space with attention focused on upstream
  - 10 public campaigns launched, with many more undisclosed situations
- Commodity prices largely viewed as range-bound, with more optimism for oil vs. gas
  - Commodity price stability gives activists comfort that commodity price declines won't undermine investment/activism thesis
- Activist activity (both in oil and gas and across industries) expanding from "traditional" activists to investors who have historically been more passive
- Activist arguments generally center around the following themes, and are coupled with allegations of governance "failures"
  - Need for targeted company to engage in M&A to address undervaluation (whether due to lack of scale, insufficient management expertise or otherwise)
  - Need for targeted company to explore structural alternatives to address sum-of-parts discount

Select Campaigns

Target	Announcement date	Market cap ($bn)[1]	Activist	Stake[1]	Activist Demands		
					Strategic	Structural	Governance
Resolute Energy Corporation	01/26/18	$0.7	Monarch / Fir Tree	9.2% / 9.0%	✓	✗	✓
HESS	12/14/17	14.0	Elliott Management	6.7	✓	✓	✓
SandRidge	11/20/17	0.6	Icahn Associates / Fir Tree	13.5 / 8.3	✓	✗	✓
OCEAN RIG	10/16/17	2.2	Elliot / BlueMountain / Avenue	39.0	✓	✓	✗
UP	09/18/17	1.7	Fir Tree	18.5	✓	✗	✓
JONES	09/14/17	0.1	Q Investments / Fir Tree	7.9 / 7.2	✓	✓	✓
EQT	07/03/17	10.2	JANA Partners / D.E. Shaw	5.9 / 4.0	✓	✓	✓
ENERGEN	05/31/17	5.4	Corvex Management	5.5	✓	✗	✓
BHP	04/10/17	98.3	Elliott Management	4.1	✓	✓	✓
Marathon	11/21/16	22.9	Elliott Management	4.0	✓	✓	✗

Source: SharkRepellent, Wall Street Journal / Reuters, FactSet; Note: Most recent campaigns listed first; [1] At start of agitation

6

AR Performance Over Time AR COG EQT RRC Other Appalachia¹ 80% 40% 24% 0% (13%) (23%) (49%) (66%) (40%) (80%) Feb-16 Aug-16 Feb-17 Aug-17 Feb-18 AR COG EQT RRC Other Appalachia¹ 30.0x 25.0x 20.0x 15.0x 8.4x 7.9x 6.6x 6.1x 3.9x 10.0x 5.0x 0.0x Feb-16 Aug-16 Feb-17 Aug-17 Feb-18 Source: FactSet as of 02/16/18 1 Other Appalachia includes GPOR and SWN 7 Consolidated Two-Year Rolling FV / NTM EBITDAX Two-Year Share Price Performance

AR Peer Benchmarking

Consolidated FV / 2018E EBITDAX


8.4x
7.9x
6.6x
6.1x
4.1x
3.7x
7.2x
EQT
Antero
SWN
Gulfport
Permian Peers

Adjusted FV / 2018E EBITDAX (excl. MLPs and Midstream)


8.4x
6.1x
5.4x
5.4x
3.7x
3.3x
7.2x
EQT[1]
Antero[2]
Gulfport
SWN[3]
Permian Peers[4]

Adjusted Equity Value / 2018E Cash Flow[5] (excl. MLPs and Midstream)


9.2x
5.1x
4.4x
3.3x
2.2x
1.7x
6.9x
EQT[1]
Antero[2]
Gulfport
SWN[3]
Permian Peers

Consolidated FV / 2019E EBITDAX


6.8x
6.5x
5.3x
5.2x
3.9x
3.4x
5.2x
EQT
Antero
SWN
Gulfport
Permian Peers

Adjusted FV / 2019E EBITDAX (excl. MLPs and Midstream)


6.5x
5.2x
4.9x
4.2x
3.4x
3.1x
5.2x
EQT[1]
Antero[2]
Gulfport
SWN[3]
Permian Peers[4]

Adjusted Equity Value / 2019E Cash Flow[5] (excl. MLPs and Midstream)


7.0x
4.4x
3.3x
2.7x
1.9x
1.6x
4.7x
EQT[1]
Antero[2]
Gulfport
SWN[3]
Permian Peers

Source: FactSet as of 02/16/18, company filings
Note: Firm value reflects market value of non-controlling interest for public MLPs, where applicable. Permian peers include CXO, FANG, PE, RSPP, EGN, CDEV, JAG, LPI and CPE
[1] Adjusted to remove MLP value based on public MLP ownership, Rice GP value based on LP ownership and 15.0x GP distributions as well as Rice Midstream Holdings based on 10.0x FV / 2018E EBITDA of $130mm based on company estimates, assumes tax drag of 20% on EQT ownership of GP and LP cash flow and Rice Midstream Holdings; [2] Adjusted to remove Antero Midstream value with no assumed tax drag as result of NOL usage; [3] Adjusted to remove midstream services contribution, based on 8.0x FV / 2018E EBITDA and 20% EBITDA margin on broker median projections for midstream services revenue; [4] FANG firm value adjusted to remove public MLP ownership in VNOM, assumes tax drag of 20%; [5] Equity value to deconsolidated discretionary cash flow

8

AR Peer Benchmarking Cont’d Source: FactSet as of 02/16/18, company filings, broker estimates 1 Debt adjusted to remove debt at AM; Adjusted EBITDAX equal to AR E&P-only EBITDAX plus distributions received from AM; 2 Debt adjusted to remove debt at EQM, EQGP, and RMP; Adjusted EBITDAX equal to EQT E&P-only EBITDAX plus distributions received from EQGP, RMP and RMH; RMH distributions defined as $130mm of RMH EBITDA less capex assumed at 10% of RMH EBITDA; 3 FANG debt adjusted to remove VNOM debt; Adjusted EBITDAX equal to FANG E&P-only EBITDAX plus distributions received from VNOM 9 3.1x 2.9x 2.2x 2.0x 1.9x 0.9x 1.0x Permian Peers 3.1x 2.9x 2.2x 2.0x 2.0x 0.9x 1.0x 12Permian 3 Peers Consolidated Debt / 2019E Consolidated EBITDAX Deconsolidated E&P Debt / 2019E Adj. EBITDAX 3.3x 3.3x 2.5x 2.4x 2.2x 1.2x 1.2x Permian Peers 3.3x 3.3x 2.6x 2.4x 2.2x 1.2x 1.2x 12Permian 3 Peers Deconsolidated E&P Debt / 2018E Adj. EBITDAX Consolidated Debt / 2018E Consolidated EBITDAX

Wall Street Perspectives

Wall Street Believes In Less Upside At AR Relative To Peers

Broker Price Targets [1][2]

- $24.86 Street consensus price target
  - –31% premium to current
- 50% "Buy" vs. 50% "Hold" street recommendations
  - –67% "Buy" recommendations for peers on average
  - –33% "Hold" recommendations for peers on average

Broker Commentary

*"We view [Antero's] **valuation multiple as cheap** given that we forecast AR E&P can grow production at a mid-teens rate in 2020+ within cash flow with >10 years of inventory remaining post 2022."*

*"Antero set the stage for strong growth for the next five years, while simultaneously transitioning to a FCF positive company with <2.0x leverage levels. **We remain at Hold on the name as we take a wait-and see approach to the company's ability to reach its targets**.... We think interest from investors could potentially pick up as the company positions itself for fiscally responsible growth."*

*"While we believe management remains one of the best in the business, and the strategy of transitioning to free cash generation should be well received, **we remain on the sidelines awaiting a better entry point given complexity of integrated corporate structure**, momentum from 5 year plan that doesn't build until 2019, and the 6% outperformance of shares vs. gassy peers over the last 12 months"*

Buy Recommendations Have Declined Over the Last Year as the Street Shifted To More Hold Recommendations



% of Ratings
$ / Share
100%
80%
60%
40%
20%
0%
75.00
60.00
45.00
30.00
15.00
0.00
Q1 14
Q2 14
Q3 14
Q4 14
Q1 15
Q2 15
Q3 15
Q4 15
Q1 16
Q2 16
Q3 16
Q4 16
Q1 17
Q2 17
Q3 17
Today
Buy
Hold
Sell
Average Price Target
Share Price

Notes
1. Market Data as of February 16, 2018
2. AR peers include COG, EQT and RRC

10

Potential Structural and Financial Alternatives 1 AMGP acquisition of 100% of AM AR share repurchase, financed via: 1 AR leverage capacity AR sale of AM via public secondary AR sale of AM via private secondary to Infra/Pension AR water earn out monetization AR use of AM distributions AR issuance of alternative AR security (e.g., mandatory TEU) AR asset sale AR hedge book monetization AR margin loan of AM shares AMGP bond issuance to buy AM units from AR a) b) c) AM purchase of IDRs 2 3 AMGP acquisition of AR’s ownership in AM 4 AM acquisition of AMGP d) e) f) 5 AMGP acquisition of AR AR acquisition of AMGP and/or AM 6 AR spin/split-off of AM units 7 g) h) i) j) AR dividend a2) 11 Financial Alternatives Structural Alternatives

Tier I Potential Consolidation Scenarios

	✓ AMGP Acquisition of AM	✓ AM Acquisition of AMGP IDRs
Overview	• AMGP acquires AM in all-equity transaction thereby eliminating the MLP	• AMGP eliminates AM's incentive distribution rights in exchange for newly issued AM common units and / or cash
Benefits	• Dramatically improves "mis-alignment" issue; positive for AR • Compelling Value proposition for both AM and AMGP – AM receives up-front premium and accretion to distributions beginning in year 4 – Tax shelter provided by step-up enhances DCF – AMGP gets 100%+ up-front accretion and still enjoys 25% higher distributions 5 years out – Analysis indicates AMGP will hold value and even improve • C-Corp structure provides larger float, liquidity and access to institutional capital, reducing perceived overhang at AM today (i.e. from AR's significant ownership of AM) • Lowers AM cost of capital due to elimination of IDRs • Research analysts have done pre-conditioning by referring to the AMGP acquisition of AM as most logical combination structure	• Consistent with current market preference for simplifications / removals of IDRs • Lowers AM cost of capital due to elimination of IDRs • Creates "Up-C" structure for AM, and ability to raise midstream capital at C-Corp and MLP levels • Significant near term accretion to AMGP given yield spread difference between AMGP and AM • Dilutive to AM and AR for first few years but becomes accretive longer term • No tax impact to AR, AMGP or AM shareholders / unitholders
Considerations	• Taxable to AM unitholders, though average unitholder has relatively high basis in AM units (~$24 / unit) • Taxable to AR, though fully shielded by NOLs • AM distribution dilution in 2018 – 2020 • Potentially seen as reversal of AMGP IPO messaging • Requires AMGP vote; need legal input regarding majority of minority voting	• Near-term LP dilution to AM holders (including AR), particularly with respect to '18E-'19E DPU; may require coverage reduction, non-distribution bearing units or cash to mitigate dilution • IDRs not materially impacting AM cost of capital at current time • Still maintains complexity of three public currencies and doesn't fully address perception of misalignment between AR and AMGP • No tax step-up to AM (unless cash is used) • Requires AMGP vote; need legal input regarding majority of minority voting

✓ *Analyzed in Detail*

12

Tier II Potential Consolidation Scenarios

	AMGP Acquisition of AR's Interest in AM	Merge AR and AMGP
Overview	• AMGP issues shares to AR for its 53% stake in AM • Preserves all 3 public entities • Pro forma AR would own 42% of AMGP; AMGP would own IDRs and 53% of AM	• "Integrated Gas" business model (A) AMGP issues shares to buy AR – AR no longer public (B) Or AR issues shares (or AM units) to current AMGP shareholders – Issue AM units – AM consolidated simultaneously
Benefits	• AR owns largest stake in AMGP (~42%); improves alignment • Basis step-up • Source of funding for AR deleveraging or share repurchase	• Brings AM control under AR, addressing some alignment concerns • Uses AMGP's comparably higher valuation • Creates a more liquid currency for future M&A
Considerations	• Taxable to AR, though fully shielded via NOLs • Does not eliminate IDRs for AM • Reduces near-term cash flow to AR • Leaves 3 public entities outstanding	• Existing AMGP shareholders are unlikely to be supportive given dramatically different assets • Highly dilutive to AR • Co-mingles shareholder bases with notably different objectives

13

Tier II Potential Consolidation Scenarios Cont'd

Antero

	AM Acquisition of AMGP	AR Spin / Split-off of AM Units
Overview	• AM acquires AMGP in exchange for AM units and / or cash • Extinguishment of AM's IDRs with AMGP becoming a wholly owned subsidiary of AM	• AR distributes AM units pro rata to its shareholders • AR shareholders can enter into split-off transaction by exchanging AR shares for AM units
Benefits	• Consistent with current market preference for simplifications / removals of IDRs • Improves alignment between AR and AMGP / owners • Lowers AM cost of capital due to elimination of IDRs • Maintains upstream and midstream vehicles to raise capital • Simplification without near-term tax burden to AR and AM unitholders • No tax impact to AR or AM shareholders / unitholders	• Potentially tax efficient, depending on structure (if units contributed to C-Corp) • Full clarity around AR and AM value in the public markets addressing SOTP discount issues • Preserves optionality to address IDRs / AM cost of capital when IDRs are more substantial and dilution is less pronounced • Cashless retirement of AR shares in the case of split – Split may be challenging if units contributed to C-Corp • May be able to merge SpinCo with AMGP on a tax-efficient basis
Considerations	• IDRs not materially impacting AM cost of capital at current time • Inconsistent with the structure employed by recent GP / MLP simplifications • Does not address concerns regarding MLP liquidity and capital market access • Tax inefficient to have MLP acquire C-Corp • Only one precedent in market where MLP acquired C-Corp IDR holder and may not be well received • Near term LP dilution to AM holders (including AR)	• Does not address market preference for IDR elimination (unless simultaneously repurchased) • Still maintains complexity of three (and potentially four) public currencies • Potentially exacerbates market's perceived misalignment between AR and AMGP • Limits balance sheet / capital structure flexibility for AR by removing dividends received by AM • May require access to public markets to fund drilling program • Premium is required to entice AR shareholders to exchange their shares for AM shares • Utilize AR's tax assets if units not contributed to C-Corp

14

AR Share Repurchase – Overview 15 Considerations • Mixed market reception, particularly if announcing smaller program • Cash on hand from divestitures and FCF viewed as best source of funds by investors • Balance sheet capacity somewhat limited today, materially expands in 2019 as leverage declines further • Largest potential source of funds in AM units difficult to monetize today Benefits • Addresses investor calls for material return of capital • Significantly accretive to discretionary cash flow per share at current valuations • AR has balance sheet capacity given disciplined capital program and deleveraging steps • Increasingly utilized across the E&P sector to address valuation discounts • Several potential levers to generate cash at AR to finance • Could be combined with simplification announcement to maximize market impact

AR Capital Return - Funding Options

	AR Debt Issuance (Leverage Capacity)	AR Sale of AM Secondary	Private Secondary to Infra / Pension	AR Water Earn-Out Monetization	AR Use of AM Distributions
Benefits	• AR net leverage projected at 2.1x at year end 2018, allowing for capacity if target hard 2.5x leverage cap • Material decrease in net leverage in 2019 down to 1.5x by year end • Hedge book, AM units and no near term maturities supportive of balance sheet strength	• Largest source of potential proceeds ($2.7Bn market value of AM units) • Most commonly cited by investor as potential funding source • Potentially not receiving full value for AM units today in AR share price • Minimal impact to pro forma net leverage	• Large pool of infrastructure capital seeking contracted midstream opportunities • Yield and cash flow growth profile should be highly attractive to investors • Offers ability for investor to acquire large block of units at one time	• Brings forward potentially $250MM of proceeds AR is due to receive in 2019 and 2020 • Unlikely receive full value in AR share price today • No increase in leverage	• New financial policy of tying AR share repurchase to AM distributions received by AR • Clear identification of on going share repurchase funds • Modest impact on pro forma leverage • AM distributions growing from $170MM in 2018 to $282MM in 2020
Considerations	• AR not generating material FCF until 2019 • Need to maintain IG ratings trajectory • Larger programs (>5% of market cap) more likely to have significant share price impact	• Friction costs to execute given poor MLP market conditions • Limited ability to execute in size (>$350MM) • Ongoing AM distributions contribute to FCF at AR • Long term value in owning AM units • Sequencing / disclosure issues if also pursing simplification transaction	• Investors typically seeking structured opportunities with preferred or conversion features • Partnership units not preferred investment structure • Investor desire to acquire somewhat illiquid MLP position • Likely seek discount to current market price	• Likely some discount to nominal value of the earn out • Contributes to FCF profile in 2019 and 2020	• AM distributions not true FCF until 2020+ • Any sell downs of AM shares would result in decreased AR share repurchase • May be more attractive uses of capital at other times than share repurchase

16

AR Capital Return - Funding Options Cont'd

	Issue Alternative AR Security	AR Asset Sale	Hedge Book Monetization	AR Margin Loan on AM Units	AMGP Bond Issuance	AR Common Dividend
Benefits	• Issuance of convertible/ preferred security to provide a source of funding • Provides ability to kick-start share repurchase without increasing debt or selling AM units	• AR sells non-core acreage – likely in Utica Shale – as a near-term source of cash proceeds • Likely would not materially impact publicly disclosed capital plan	• Monetize hedge book (currently 100% hedged for '18-'19) as a near-term source of cash proceeds • Previously pursued, well understood by the market	• AR collateralizes AM units in a margin loan to fund ASR program to demonstrate their commitment to return capital • Debt is recourse only to AM units	• AMGP uses proceeds from public bond issuance to buy AM units from AR as a means to structurally simplify AR from midstream • Increases near-term yield of AMGP • Near-term cash proceeds	• Demonstrates commitment to returning capital to shareholders • Immediate, consistent shareholder return
Considerations	• Adds additional complexity • Likely higher cost of capital • Potentially viewed as debt by rating agencies	• Reduces drilling inventory and optionality • Bearish gas markets won't support premium value • Limited buyer universe for Utica assets	• Mixed market reaction to past hedge book monetization • Most confirm consistency with strategy and communicate with market	• Increases total leverage • Another form of debt, on balance sheet • Higher cost of capital than RBL	• AR loss of upside from AM units • Sale of AM units to repurchase AR shares dilutive • Reduces future flexibility at AMGP	• Commits capital, future reductions difficult • Unusual for upstream companies under $10Bn • "Token" dividend unlikely to alter trading multiple

17

Antero Alternatives Evaluation

Antero

AR Shareholder Input	Potential Recommendation
Material Return of Capital	● $500MM+ share buyback capping leverage at 2.5x
Delever Balance Sheet and Partially Fund Repurchase	● Bring forward contingent water business payment
Eliminate IDR Structure / Conflict of Interest	● Propose AMGP acquire AM for stock / cash
More Independent AR Board	● New Independent Director ● Rick Connor becomes fully independent post-merger of AMGP / AM *(4 of 9 fully independent)*

Improved AR Valuation

Other Ideas

- 🟠 Sell Non-Core Acreage
- 🟠 Sell AM Units to Infrastructure Fund
- 🔴 Sell AM Units to Public
- 🔴 Monetize Hedges

- 🟠 AMGP Shares Swapped For AR's AM Units
- 🟠 AMGP Buys AM Units
- 🔴 AM Buys IDRs
- 🔴 AM Buys AMGP
- 🔴 3-Way Merger – "Integrated Gas Company"
- 🔴 AMGP Buys AR
- 🔴 AR Buys AMGP / AM

- 🟢 Add More Independents as PEs Roll Off

🟢 *Attractive*
🟠 *Somewhat Attractive*
🔴 *Not Attractive*

18

AMGP / AM Transaction

Antero

Transaction Assumptions [1]

- AMGP purchases 100% of AM public units at a 1.552x exchange ratio (15% premium)
  - AMGP issues approximately 290MM shares to current AM unitholders
    - AR receives 154MM AMGP shares, representing its 53% ownership in standalone AM as of YE2017
  - Assumes AM current total coverage profile held constant
- All AM debt is assumed by AMGP
- For tax purposes, projected new capex D&A and a step-up in basis associated with tax portion of transaction provide NOL carryforward through 2022
- Assumes Series B AMGP shares convert into 23MM common shares upon transaction, based on transaction-implied market capitalization
- AR, AMGP and AM forecast based on company projections

Substantially Improves Alignment

Summary Ownership				
	AR	AM	AMGP	PF AMGP
AR	-	53%	-	31%
Management	9%	-	19%	7%
Sponsors [2]	23%	-	36%	14%
Series B [3]	-	-	3%	5%
Public	69%	47%	42%	43%
Total	100%	100%	100%	100%

Purchase Price

AM Equity Take-Out	
AM Share Price ($ / Share)	$27.70
Acquisition Premium	15.0%
Acquisition Share Price ($ / Share)	$31.86
AM YE 2017E FDUO (MM)	186.6
AM Common Equity Offer Value	**5,945**
AM Valuation	
Equity Value	**5,945**
AM YE 2017E Debt	1,200
AM Noncontrolling Interest	288
AM Cash	(5)
Aggregate Value	**7,428**
AM 2018E EBITDA	730
Implied 2018E EBITDA Multiple (x)	*10.2x*
AM Valuation	
Total Equity Value	**5,945**
% Debt Funded	0.0%
Assumed Net Debt	1,195
New Debt Issuance (Cash)	-
AMGP Price	$20.52
AMGP Shares Issued to AM	**289.7**
AMGP Shares Issued to AM Public	*136.2*
AMGP Shares Issued to AR	*153.5*

Notes
1. Market Data as of February 16, 2018
2. Sponsors include Warburg and Yorktown
3. Assumes Series B units converted into AMGP shares at current market capitalization for standalone AMGP

19

AM / AMGP Exchange Ratio AM / AMGP Exchange Ratio (x) 15% Premium to Current Implied Premium 1.90 1.75 1.60 emium: 1.547x .494x .451x 1.45 1.350x 1.30 May-2017 Jul-2017 Sep-2017 Nov-2017 Jan-2018 Feb-2018 Notes 1. Market Data as of February 16, 2018 20 Better for AMGP Better for AM 2/16/20181.350x1.552x15% 30-Day Avg.1.451x1.552x 90-Day Avg.1.494x1.552x 180-Day Avg.1.547x1.552x 7% 4% 0% 15% Pr 1.552x 180-Day: 90-Day: 1 30 Day: 1 Current: Exchange Ratio – Since AMGP IPO (1)

Pro Forma Impact to AM $ / unit $6.00 $ / unit $6.00 $4.10 $4.00 $4.00 $2.03 $2.00 $2.00 $0.00 $0.00 2018E 2019E 2020E 2021E 2022E 2018E 2019E 2020E 2021E 2022E x 1.50x CAGR % 60% 1.11x 1.11x 1.05x 1.05x 1.00x 40% 30.7% 0.50x 20% 0.00x 0% 2018E 2019E 2020E 2021E 2022E 2019E 2020E 2021E 2022E Notes 1. Assumes 186.6MM units standalone, 499MM shares pro forma 2. Calculated as DCF / total distribution 21 StandalonePro Forma 39.7%38.2% 28.9% 28.9% 33.5% 25.9% 24.3% 1.28x 1.28x1.32x 1.32x 1.17x 1.17x DPU CAGR vs. 2018 Total Coverage (2) $4.25 $3.42 $3.46 $2.85 $2.78 $2.21 $1.72 $1.45 $4.29 $4.47 $3.75 $3.84 $3.24 $3.24 $2.76 $2.67 $2.06 $1.86 $0.33 / unit less distribution over next 5 years Accretion / (Dilution) (15.2%) (8.2%) (2.6%) 1.1% 3.6% Accretion / (Dilution) (9.8%) (3.2%) (0.2%) 2.5% 4.2% AMGP Buys AM Distribution / Unit (1) Distributable Cash Flow / Unit (1) Based on pro forma shares held by former AM unitholder AM unitholder also has 15% more principal value on $31.86 versus $27.70 today ($4.16 premium)

Pro Forma Impact to AMGP

Antero

AMGP Buys AM

Distributable Cash Flow / Unit

Accretion / (Dilution)

2018E	2019E	2020E	2021E	2022E
123.2%	93.8%	55.8%	42.2%	29.7%



$ / unit
$4.50
$3.00
$1.50
$0.00
$0.54
$1.20
$0.89
$1.72
$1.34
$2.09
$1.74
$2.48
$2.22
$2.88
2018E
2019E
2020E
2021E
2022E

Distribution / Unit

Accretion / (Dilution)

2018E	2019E	2020E	2021E	2022E
74.4%	47.4%	33.6%	27.9%	23.2%



$ / unit
$4.50
$3.00
$1.50
$0.00
$0.54
$0.94
$0.89
$1.31
$1.34
$1.79
$1.74
$2.23
$2.22
$2.74

Implied Yield	2018E	2019E	2020E	2021E	2022E
SA	2.6%	4.3%	6.5%	8.5%	10.8%
PF	4.6%	6.4%	8.7%	10.9%	13.3%

Total Coverage



x
3.00x
2.00x
1.00x
0.00x
1.00x
1.28x
1.00x
1.32x
1.00x
1.17x
1.00x
1.11x
1.00x
1.05x
2018E
2019E
2020E
2021E
2022E

DPS CAGR vs. 2018



CAGR %
75%
50%
25%
0%
65.2%
39.7%
57.9%
38.2%
48.0%
33.5%
42.6%
30.7%
2019E
2020E
2021E
2022E

Standalone | Pro Forma

22

Support For AMGP Trading Level

Antero

Key Trading Level Considerations

1. EQGP trades at a ~4.6% 2018 yield with a ~20% 2-year forward growth rate. Pro forma, AMGP will have a ~38% growth rate and would need a ~4.6% yield to hold its current price
2. 5 year dividend discount model with 10% cost of equity implies an ~12.1% terminal yield to support current price; 8.0% terminal yield implies share price of $23.03
3. Maintaining 3-year IRR would suggest a pro forma share price of $24.40
4. Correlation of yield vs. growth would suggest a pro forma share price greater than ~$33
5. Pro forma 2019E EBITDA multiple of 12.0x in-line with key peers

23

Market Reaction 6.0 EQGP Notes 1. Market Data as of February 16, 2018 2. Peer and standalone Antero represents 2-year 2018-2020 DPS/DPU CAGR 3. Peer and standalone Antero represents current yield; PF AMGP represents estimated current yield at 12/31/2018 24 12.0 10.0 DCP 8.0 ETE HESM ENLCWGPRMP 4.0 2.0 0.0 0.010.020.030.040.050.060.070.0 C-CorpNon C-CorpAntero ENBL TRGPWES TEGPMPLXCNXM EPDWPZEQM OKE WMB NBLX AMGP SA Current Price: $20.52 Current Price: $27.70 AM SA Implied PF AMGP Price: $33.35 (3) AMGP PF As of 12/31/18 Current Yield (3) AMGP Yield Sensitivity (YE2018) Assumed Implied Yield Price 4.8% $19.48 Breakeven Yield 4.6% $20.52 3.8% $24.59 3.3% $28.31 Implied Yield 2.8% $33.35 2.3% $40.57 1.8% $51.80 R-Squared: 0.843 2-Year DPS/DPU CAGR (2018E – 2020E) (2) AMGP Yield vs. 2-Year DPS/DPU CAGR (G&P Peers) (1)

AppendixA: AMGPBuysAM F E B R U A RY 2 1 , 2 0 1 8

AR Trading Observations 26 AR Pushback – Research View • Capital efficiencies still a “show me” story • E&P “clean” free cash flow not until 2020 and beyond • Outspend required to meet FT requirements • Management / sponsor “misalignment” given GP / IDRs are held outside of AR AR Recognized Strengths • Long-term growth of 20% • Deepest inventory among Appalachian peers • Superior margins driven by liquids-rich production • Best hedge book among peers • Capital efficiencies driving toward positive free cash flow • AR represents good value; upstream trades at a discount to peer group – Average one year price target of $24.86, ~31% higher than current trading level

AMGP Acquisition of AM - Summary 27 Considerations • Taxable to AM unitholders • Taxable to AR, though fully shielded by NOLs • AM distribution dilution in 2018 - 2020 Benefits • Dramatically improves “mis-alignment” issue; positive for AR • Value proposition is compelling to both AM and AMGP – AM receives up-front premium and accretion to distributions beginning in year 4 – This profile compares favorably to precedent simplifications – Tax shelter provided by step-up enhances DCF – AMGP gets 100%+ up-front accretion and still enjoys 25% higher distributions 5 years out – Our analysis indicates AMGP will hold value and even improve – DDM and yield-vs.-growth correlation indicate upside from current share price • Structure provides larger float, liquidity and access to institutional capital – IDR elimination improves long-term cost of capital – Reduces overhang risk at AM level (which currently exists through AR’s 53% LP ownership of AM) • Research analysts have done some pre-conditioning by referring to the AMGP acquisition of AM as most logical combination structure – Also notable that GP take of cash flow is highest for AM vs. peers beginning in 2021 Overview • A combination of AMGP and AM via acquisition represents an attractive transaction from each of the AM, AMGP and AR perspectives

(1) GP Take of LP Cash Flow Benchmarking % GP Take % GP Take 50% 50% 40% 40% 36.3% 35.8% 35.1% 30.8% 30% 30% 20% 20% DCP AM VLP SHLX EQM WES PSXP TEP DCP SHLX VLP AM WES EQM TEP PSXP % GP Take % GP Take 50% 50% 38.7% 38.5% 40% 40% 30% 30% 20% 20% DCP SHLX VLP WES AM EQM TEP PSXP DCP SHLX VLP WES TEP EQM PSXP AM Notes 1. AM metrics per company projections 28 40.0%39.9%40.1%41.1% 36.9%37.5%37.9% 26.1% 41.9%41.9% 40.3%41.0% 38.0% 26.8% 2021E GP Take 2020E GP Take 38.4%39.3% 35.9%36.2% 32.3%32.4% 25.6% 39.9%40.1% 38.1% 37.2% 25.6% 2019E GP Take 2018E GP Take

Impact To AM vs. Precedents % MLP Distribution Cut Year 1-Day Prem. (%) % Cash OKS AM KMP AM RRMP AM KMP KMP EPB EPB EPB RRMP NGLS NGLS NGLS NGLS RRMP RRMP OKS OKS 25% 0% 10%20% 30%40% 0 2 4 6 0% 10% 20% 30% 0% 5% 10% 15% 29 6% 15% 15% 17% 23% 31% KMP EPB 12% 12% AM 0% OKS 0% 0% 0% 12% 15% 15% 16% 18% 4 4 5 5 5 5 MLP Distribution Cut Breakeven Year Up-Front Premium Cash Considerations

How Will Pro Forma AMGP Be Valued?

IRR Method (1)

	Equity Value	Price ($)	2018E Yield (%)	Distributions per Share ($ / Share) 2018E	2019E	2020E	Growth CAGR (%)	Exit Growth (%)	Predicted Exit Yield (%)	3 Year IRR
Antero				2018E	2019E	2020E	2018 - 2020	2020 - 2022		
AMGP SA	3,820	$20.52	2.6%	$0.54	$0.89	$1.34	57.9%	28.8%	3.7%	25.2%
AMGP PF	12,164	$24.40	3.8%	$0.94	$1.31	$1.79	38.2%	23.7%	4.2%	25.2%
GP Peers				2018E	2019E	2020E	2018 - 2020	2020 - 2022		
WGP	9,741	$39.13	6.0%	$2.36	$2.61	$2.92	11.2%	12.3%	5.8%	15.3%
EQGP	6,710	$25.21	4.6%	$1.16	$1.47	$1.68	20.3%	9.7%	6.2%	7.9%
TEGP	3,401	$21.63	8.2%	$1.77	$1.92	$1.96	5.1%	1.9%	7.8%	14.1%
ENLC	3,025	$16.75	6.4%	$1.07	$1.13	$1.22	6.8%	15.9%	5.2%	18.2%
MLP Peers				2018E	2019E	2020E	2018 - 2020	2020 - 2022		
WES	8,210	$48.82	7.8%	$3.83	$4.07	$4.26	5.5%	4.7%	7.2%	15.1%
EQM	5,395	$66.95	6.6%	$4.43	$5.09	$5.85	14.9%	7.3%	6.7%	16.9%
NBLX	1,914	$53.27	4.1%	$2.18	$2.61	$3.12	19.6%	19.8%	4.7%	12.5%
CNXM	1,215	$19.10	7.2%	$1.37	$1.58	$1.74	12.7%	7.7%	6.6%	19.4%
HESM	1,085	$19.88	7.1%	$1.42	$1.64	$1.89	15.4%	12.0%	5.9%	25.4%
Peer Mean							12.4%	10.1%	6.2%	16.1%
Peer Median							12.7%	9.7%	6.2%	15.3%

Dividend Discount Method (1)

	2018	2019	2020	2021	2022	Terminal
PF AMGP Distributions						
EBITDA	730	989	1,222	1,413	1,642	
Interest Expense	(61)	(88)	(115)	(131)	(144)	
Maintenance Capex	(67)	(39)	(63)	(44)	(58)	
Other	(4)	(4)	(4)	(4)	(4)	
Cash Flow Available	598	857	1,040	1,234	1,436	
Coverage	131	205	148	124	72	
AMGP Distributions	467	652	892	1,111	1,364	
Present Value						
Period	1.00	2.00	3.00	4.00	5.00	5.00
PV @ 10.0% Cost of Equity	424	539	670	759	847	6,994
Total PV @ 10.0% Cost of Equity						10,233
Current Share Price						$20.52
Terminal Value						
Implied Breakeven Yield						12.1%
Undiscounted Terminal Value						11,264

Share Price Sensitivity

Discount Rate	Assumed Terminal Yield (%) 6.00%	8.00%	10.00%
10.0%	$34.81	$27.73	$23.48
12.5%	$31.33	$25.01	$21.21
15.0%	$28.28	$22.61	$19.21

Notes
1. Market Data as of February 16, 2018

30

AMGP Valuation Considerations

AMGP Valuation Considerations

Peer Trading Statistics [1]

	EQT GP Holdings, LP SA	EQT GP Holdings, LP Consolidated [2]	ONEOK	Targa	Antero Midstream GP SA	Antero Midstream GP PF	Commentary
Trading Summary							
Equity Value	6,710	13,493	21,821	10,334	3,820	10,231	• PF AMGP becomes more in-line with C-Corp peers with minimal leverage
Aggregate Value	6,708	14,799	31,423	17,131	3,818	11,857	
Aggregate Value /							
2018E EBITDA	22.4x	12.7x	14.0x	13.3x	29.0x	16.2x	• PF AMGP's high growth results in forward multiples that are in-line or lower than peers, assuming current AMGP standalone share price
2019E EBITDA	18.2x	10.1x	12.8x	11.2x	17.7x	12.0x	
2020E EBITDA	15.0x	9.0x	12.4x	9.8x	11.8x	9.7x	
Equity Value /							
2018E DCF	22.4x	13.8x	13.8x	11.7x	46.7x	17.1x	• PF AMGP's peer-leading DCF growth for suggests potential for upward share price rerating post-transaction
2019E DCF	18.2x	11.2x	12.4x	9.8x	28.5x	11.9x	
2020E DCF	15.0x	10.0x	12.1x	8.4x	19.0x	9.8x	
DCF Growth (18E - 20E)	22.3%	17.6%	6.7%	17.8%	56.7%	31.9%	
Yield & Growth Metrics							
2018E Yield	4.6%		5.5%	7.6%	2.6%	4.6%	• Significant coverage paired with high growth supports premium valuation relative to peers
2018E Cash Coverage Ratio	1.0x		1.3x	1.1x	1.0x	1.3x	
DPU Growth (18E-20E CAGR)	20.3%		9.7%	1.4%	57.9%	38.2%	
EBITDA Growth (18E-20E CAGR)	22.3%		6.3%	16.4%	57.0%	29.4%	

Notes
1. Market Data as of February 16, 2018
2. Assumes $730MM RMGP equity value, per Wall Street Research

31

AppendixB: ARShareBuyback Analysis F E B R U A RY 2 1 , 2 0 1 8

AR Share Repurchase Considerations % Relative Price Performance vs. S&P E&P Index T+30 18.0 APA - COP - Dec 11 Oct 14 May 13 Mar 10 COP - MRO - MUR - Aug 14 Mar 14 3.0 May 14 - (4.0) (2.0) - 2.0 4.0 6.0 8.0 02/15/18 Encana Corporation $400 3.7% 4.5x (1.4%) - - - (1.1%) - - - 01/29/18 Gulfport Energy Corporation $100 4.5% 2.5x (8.9%) (24.3%) - - (6.3%) (15.8%) - - 09/20/17 Anadarko Petroleum Corporation $2,500 10.0% 11.6x 8.2% 9.5% 11.9% 7.7% 7.1% 4.2% 4.1% 2.6% 08/07/14 Linn Energy, LLC $250 2.4% 6.9x 0.5% (0.2%) 0.8% (20.1%) (1.6%) 0.1% 1.6% (5.6%) Source: Factset as of 02/16/18; 1 Market reaction defined as one day post-announcement; 2 Relative performance based on S&P 500 E&P index; 3 Based on PV-10 of earn-out proceeds discounted to mid-year 2018 33 % of Market Capitalization Mean $1,092 6.0% 6.7x 2.4% (1.7%) 6.6% (3.4%) 2.3% (1.3%) 3.8% 1.8% Median $375 4.7% 7.4x 3.0% (0.2%) 6.9% (0.6%) 3.2% 0.1% 3.0% (0.3%) 03/29/17 ConocoPhillips $3,000 4.9% 7.9x 8.8% 6.9% 3.6% (2.2%) 8.1% 6.0% 7.7% 13.3% 11/16/17 Hes s Corporation $500 3.6% 2.7x 1.0% (0.5%) 10.2% 1.0% 1.2% (1.1%) 1.9% (3.2%) 02/14/18 Laredo Petroleum $200 10.4% 8.5x 5.0% - - - 5.3% - - - Announcem ent Buyback % 90-Day date Com pany value ($m m ) s hares O/S ADTV Multple Market reaction Relative performance2 1 days 5 days 30 days 60 days 1 days 5 days 30 days 60 days 02/15/18 Noble Energy $750 5.8% 5.8x (0.3%) - - - (0.0%) - - - E&P Share Repurchase Precedents 15.0 12.0 OXY -9.0 MRO - Dec 13 6.0 Nov HES PXP DVN May 14 APC COP -APA - 16OXY - Feb 14 MUR - • While only three E&P firms had announced share repurchase programs from 2015-2017, four more firms have already done so in Q1 ‘18 • Market reaction1 has been mixed: 8.2% up for APC, 1.0% up for HES, and (8.9%) down for GPOR • Larger programs (5-10% of market capitalization) with well-defined funding sources and timelines have received strongest response • Analysis of 16 precedent Energy share buy-backs since 2010 indicates positive impact on share price – T+30 relative performance to E&P index averaged 4.5% outperformance when announced buy-back was 10% of market cap or higher • AR share buy-backs need to be sized to balance impact, credibility, and balance sheet – Average FCF over 5 years is $320mm / year – Two year, $600mm program – A $300mm debt issuance in 2018 and 2019 keeps debt / EBITDAX below 2.0x in 2019 and beyond – Two year, $600mm program assuming approximately $207mm3 of earn out proceeds and the balance with debt Precedent Performance Key Considerations

AR Share Repurchase Analysis Standalone Share repurchase $10.00 $8.00 $6.00 $4.00 $2.00 $0.00 $8.66 Buybacks Total uses 300 300 0 0 $7.05 $6.03 $6.37 $6.66 $5.93 $6.30 $300 $300 $0 $0 $5.09 $4.94 AR leverage capacity Water earn outs AR sale of AM units Total sources 300 0 0 300 0 0 0 0 0 0 0 0 2018E 2019E 2020E 2021E 2022E $300 $300 $0 $0 Acc / (dil) 3.2% 6.1% 5.7% 5.8% 6.2% Net free cash flow ($mm) AR Net Debt / LTM EBITDAX (including AM distributions) Standalone ($69) $464 $248 $222 $466 Standalone 2.1x 1.5x 1.4x 1.2x 0.8x Pro forma ($77) $440 $215 $189 $433 Pro forma 2.3x 1.9x 1.7x 1.5x 1.1x Difference ($8) ($25) ($33) ($33) ($33) Standalone Share repurchase $10.00 $8.00 $6.00 $4.00 $2.00 $0.00 $8.70 Buybacks Total uses 450 150 0 0 $7.10 $6.03 $6.41 $5.93 $6.32 $6.66 $450 $150 $0 $0 $5.19 AR leverage capacity Water earn outs1 AR sale of AM units Total sources 243 207 0 150 0 0 0 0 0 0 0 0 2018E 2019E 2020E 2021E 2022E $450 $150 $0 $0 Acc / (dil) 5.2% 6.5% 6.3% 6.5% 6.7% Net free cash flow ($mm) AR Net Debt / LTM EBITDAX (including AM distributions) Standalone ($69) $464 $248 $222 $466 Standalone 2.1x 1.5x 1.4x 1.2x 0.8x Pro forma $131 $321 $101 $201 $444 Pro forma 2.1x 1.7x 1.6x 1.4x 1.0x Difference $200 ($143) ($147) ($21) ($21) 1 Based on PV-10 of earn-out proceeds discounted to mid-year 2018 34 2018E2019E2020E2021E2022E 2018E2019E2020E2021E2022E Sources ($mm) 2018201920202021 $8.16 $4.94 $600mm repurchase: Water earn-out monetization1 + AR debt issuance Uses ($mm) 2018201920202021 2018E2019E2020E2021E2022E 2018E2019E2020E2021E2022E Sources ($mm) 2018201920202021 $8.16 $600mm repurchase: AR debt issuance in 2018 and 2019 Uses ($mm) 2018201920202021 Illustrative AR Share Repurchase Analysis (Discretionary Cash Flow / Share)